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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan of our report dated May 16, 2002, included in the Registration Statement (Form S-1, No. 33-84198) and related Prospectus of Hewitt Associates, Inc. for the registration of 12,822,500 shares of its Class A Common Stock, par value $0.01 per share.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8) of our report dated June 26, 2002 on the pro forma combined financial information for Hewitt Associates LLC and Affiliates.

                                                   /s/ Smith & Williamson

London, England

June 26, 2002